Exhibit 5.1

June 24, 2008

Saul Centers, Inc.

7501 Wisconsin Avenue

Bethesda, MD 20814

Ladies and Gentlemen:

We have acted as counsel to you, Saul Centers, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (No. 333-151515) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) on June 6, 2008 (the “Registration Statement”). Pursuant to the Registration Statement, B.F. Saul Real Estate Investment Trust (the “Selling Stockholder”), a stockholder of the Company, proposes to sell up to 1,500,000 shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”) of the Company, including 150,000 shares of Common Stock that comprise the over-allotment option exercised by Raymond James & Associates, Inc. on June 19, 2008, in accordance with the terms set forth in an Underwriting Agreement dated June 19, 2008 (the “Underwriting Agreement”) among the Company, Saul Holdings Limited Partnership, a Maryland limited partnership, the Selling Stockholder and Raymond James & Associates, Inc., as underwriter (the “Underwriter”).

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):

(i)	the First Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Maryland State Department of Assessments and Taxation (the “Maryland SDAT”) on June 16, 2008, and as certified by the Secretary of the Company on the date hereof;

(ii)	the Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof;

(iii)	resolutions of the Board of Directors of the Company adopted by unanimous written consent on June 6, 2008, approving the Registration Statement, in the form as certified by the Secretary of the Company on the date hereof (the “Resolutions”);

(iv)	the Registration Statement;

Saul Centers, Inc.

June 24, 2008

(v)	the Prospectus dated June 16, 2008 (the “Prospectus”), in the form filed with the Commission as part of the Registration Statement;

(vi)	the Prospectus Supplement dated June 19, 2008 to the Prospectus filed as part of the Registration Statement;

(vii)	the Free Writing Prospectus dated June 19, 2008 (the “Free Writing Prospectus”) to the Prospectus filed as part of the Registration Statement;

(viii)	an executed copy of the Underwriting Agreement; and

(ix)	a certificate of an officer of the Company dated as of the date hereof.

Based upon, subject to and limited by the foregoing and the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that the Shares, as sold and delivered by the Selling Stockholder in accordance with the terms of the Underwriting Agreement, are validly issued, fully paid and non-assessable.

For purposes of this opinion letter, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

In connection with this opinion letter, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein. In rendering this opinion letter, we have assumed without independent investigation: (i) that each entity (other than the Company) that is a party to any Document is, and has been at all times relevant to this opinion letter, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized; (ii) the due authorization, execution and delivery of each Document by each of the parties thereto (other than the Company); (iii) the completeness of all Documents; (iv) the genuineness of all signatures; (v) the legal capacity of all individuals who have executed any of the Documents; (vi) the authenticity of all Documents submitted to us as originals; (vii) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (viii) the authenticity of all such latter Documents; and (ix) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.

This opinion is limited in all respects and for all purposes to the laws of the State of Maryland (excluding the securities laws and blue sky laws of the State of Maryland), and we

Saul Centers, Inc.

June 24, 2008

express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maryland laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property. The opinions set forth in this letter are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.

We express no opinion as to the enforceability of any provisions contained in the Underwriting Agreement that constitute waivers that are prohibited by law prior to default.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Free Writing Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP